L & L ENERGY, INC.

130 ANDOVER PARK EAST, SUITE 101, SEATTLE, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.LLEnergyInc.com

BOARD MEMBER CONTRACT

I, NORMAN Y. MINETA, accept the appointment as an Independent Member of the Board of Directors ("Board") of L & L Energy, Inc., a publicly traded company under the symbol "LLEN" ("L&L" or the "Company"), I have a legal and ethical responsibility to ensure to the best of my abilities that the Company pursues its goals to **enhance the value of shareholders** (Mission of L&L). I believe in the Mission of the Company, and I will act prudently as its steward. I will follow L&L's Code of Ethics and all regulatory requirements. If I do not know the requirement, I will spend time to learn them.

I understand that my term as a Member of the Board is the earlier of one year or until the next annual shareholders' meeting, at which my one year term expires and I will be subject to re-election.

I also accept appointment as Vice-Chairman of the Board and Chair of the Nominations Committee.

My regular 12 month compensation will be $250,000 per year which is payable 80% ($200,000) in cash and 20% ($50,000) in stock. However, my initial term includes the month of August, 2010. My 13 months of compensation ($270,834) will be paid as follows:

- $16,667 in cash will be paid each of 13 months for a total of $216,667.
- $54,167 in stock will be granted on August 2, 2010. This grant of stock will be based on the closing price of August 2, 2010 and will vest 50% on August 2, 2010 and 50% on March 1, 2011.

I understand the current annual compensation for Board Members is US$60,000 plus an additional $20,000 for committee chairs. The additional $170,000 per year I will receive is for my role as Vice-Chairman; for recognition of my past experience and stature; and for additional commitments of time to include at least 2 trips to meet with senior officials in China or Asia, as well as 4-6 meetings to provide strategic advice and referrals to L&L management. I will be reimbursed for all business travel and lodging.

Compensation is subject to change by the L&L Compensation Committee, and the Company will notify me of any changes. Additionally, compensation and any changes to compensation will be disclosed to the public.

DQ

I agree that my responsibilities as a Member of the Board will include:

1. I will abide by the Company's Code of Conduct and Ethics (*See* Exhibit I) which is also available on the L&L website.
2. I will hold myself to high standards and contribute to the Board and help the Company's Mission.
3. I will support the Chair and other Members in a straight forward fashion and spend substantial time to guide the Chairman an CEO (Dickson Lee).
4. I will actively participate in meetings and committees; and give clear and concise advice to the Chairman and CEO.
5. I will confidentially report any conflicts or potential conflicts of my activities relating to L&L and my outside activities to the Board Chairman in writing (*See* Exhibit II).
6. I will act in the best interests of the Company, and recuse myself from votes where I have a conflict of interest, and avoid Insider Trading Violations.
7. I will stay informed about current events in the Company, including following L&L's developments on the Company website. After I have exhausted my own resources, I will ask questions and request information. I will participate in making decisions on issues, policies, and other Board matters.
8. I will work in good faith with staff and other Board Members as partners towards achievement of L&L's Mission. I will avoid any conflict or controversy that might reflect badly on L&L.
9. If I cannot fulfill these commitments to the Company, after discussion with Chairman of the Board, I will quietly resign.

In turn, the Company will be responsible to me in several ways:

1. L&L will provide quarterly financial reports and other Company activities disclosed to the SEC and available on the L&L website that allow me to meet the "prudent person" standards of the law.
2. The Company will maintain Directors & Officers Insurance for me at a level appropriate for the Company's activities; and such insurance will be reviewed by the Board annually.
3. The Company will help me perform my duties by keeping me informed about issues in the industry.
4. Board Members will respond in a straightforward fashion to my questions so that I can discharge my responsibilities.

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Signed:

NORMAN Y. MINETA
Member, Board of Directors

AUGUST 4, 2010
Date

Dickson V. Lee
Chair, Board of Directors

7/30/2010
Date

[Two copies as executed by the Chair of the Board are provided. Each Board Member should sign both, return one copy to the Board Chair, and keep the other for reference.]

Exhibit I

CODE OF CONDUCT AND ETHICS

This Code of Conduct and Ethics helps to ensure compliance with legal United States requirements and the standards of business conduct of L & L Energy, Inc. ("L&L" or the "Company"). All directors, officers and employees of the Company are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

This Code of Ethics and Business Conduct seeks to deter wrongdoing and to promote:

- Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
- Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;
- Compliance with applicable U.S. Government laws, rules and regulations;
- Timely internal reporting of violations of this Code of Ethics and Business Conduct to an appropriate person or persons identified in this Code of Ethics and Business Conduct; and
- Accountability for adherence to this Code of Ethics and Business Conduct.

We are continuously reviewing and updating our policies and Ethics as well as this Code of Business Conduct and Ethics. Therefore, it is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, rules, written and/or verbal representations to the extent they are inconsistent. For detailed information, feel free to contact L&L.

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Exhibit II

BOARD MEMBER DISCLOSURE

Board Member: Norman Y. Mineta

1. Contact Info

OFFICE: 202-944-1918

FAX: 202-944-1961

HOME: 410-798-6978

FAX 410-798-7447

2. Directorships of Companies

(1) AECOM TECHNOLOGY (2) HORIZON LINES (3) SJW CORP.

3. Public Appointments

CIA EXTERNAL ADVISORY BOARD

4. Offices in voluntary, non -profit making bodies etc.

(1) ASIAN PACIFIC AMERICAN INSTITUTE FOR CONGRESSIONAL STUDIES (2) JAPANESE AMERICAN NATIONAL MUSEUM (3) NATIONAL JAPANESE AMERICAN MEMORIAL FOUNDATION (4) LUNG CANCER ALLIANCE

5. Other Potential Conflicts

(6) ADVISORY BOARDS
(1) TASC (2) ALTEGRITY (3) ICTS EUROPE

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